EXHIBIT 21

SUBSIDIARIES OF BALDWIN & LYONS, INC.

STATE OR
JURISDICTION
OF ORGANIZATION
NAME	OR INCORPORATION

Protective Insurance Company	Indiana

Sagamore Insurance Company (1)	Indiana

B&L Insurance, Ltd.	Bermuda

Baldwin & Lyons, California	California

B&L Brokerage Services, Inc.	Indiana

Low Pay Insurance Agency, Inc. (2)	Indiana

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(1)	Wholly-owned subsidiary of Protective Insurance Company
(2)	Wholly-owned subsidiary of Sagamore Insurance Company